ePlus inc.	EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-220601, 333-261441, and 333-268147 on Forms S-8 and Registration Statement No. 333-269626 on Form S-3 of our report dated May 24, 2023 (October 6, 2023 as to the reclassification of segment information as described in Notes 1, 6, 9, 16, and 17), relating to the financial statements of ePlus inc. and subsidiaries and our report dated May 24, 2023, relating to the effectiveness of ePlus inc.’s internal control over financial reporting appearing in this Current Report on Form 8-K dated October 6, 2023.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
October 6, 2023